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For Immediate Release

KEVIN E. LOFTON JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, CA, July 29, 2009 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that
Kevin E. Lofton has been appointed to the company’s Board of Directors, bringing the number of Directors to 12.

Mr. Lofton is currently the President and Chief Executive Officer of Catholic Health Initiatives, a Denver-based healthcare system operating the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton currently serves on the Board of Directors of the Morehouse School of Medicine, Atlanta, and the Georgia State University J. Mack Robinson College of Business, also in Atlanta.

“We are very pleased to welcome Kevin Lofton to Gilead’s Board of Directors,” said John Martin, PhD, Chairman and Chief Executive Officer, Gilead Sciences. “In Kevin’s many years leading hospital and healthcare systems, he has demonstrated a commitment to ensuring that patients have access to medical services. His broad expertise and knowledge in real world hospital administration and patient care will be invaluable in helping Gilead to deliver innovative therapeutics to individuals with life-threatening diseases.”

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead Sciences, please visit the company’s website at
www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.